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                                                                    Exhibit 99

                           UNISOURCE WORLDWIDE, INC.
                               STOCK AWARD PLAN


              1. Purpose. The Unisource Worldwide, Inc. Stock Award Plan enables employees of Unisource Worldwide, Inc. ("Unisource") and its subsidiaries to receive shares of Unisource common stock in recognition of services rendered. Thus, the Plan is intended to reward employees who have contributed to the success of Unisource.

              2. Effective Date. The Plan shall become effective as of January 1, 1997.

              3. Eligibility. All full-time or part-time employees of Unisource and its subsidiaries shall be eligible for selection to receive awards of Unisource common stock as provided by the Plan.

              4. Selection. The Plan Committee described in Paragraph 8, by action of at least one member, shall: a) select employees to receive stock awards from time to time; b) determine the number of shares subject to each award; c) determine the amount of compensation, if any, which selected employees shall be required to forgo as a condition to receiving such awards; d) determine any employment restrictions or performance restrictions to be placed upon such awards; and e) determine any other terms or conditions to be placed upon the awards. Such selections and determinations shall be entirely within the discretion of the Committee, but the Committee may consider recommendations received from Unisource management. Notwithstanding the foregoing, the Committee must obtain the prior approval of the Human Resources Committee for any award proposed to be granted to an executive officer of the Company. "Executive Officer" shall mean a person who files reports regarding ownership of Unisource stock pursuant to Section 16 of the Securities Exchange Act of 1934.

              5.    a)    Number of Shares.  An award to be granted hereunder
shall state the number of shares of Unisource common stock subject to the award.

                    b) Employment or Performance Restrictions. The award may (but need not) specify that the employee must remain employed with Unisource or its subsidiaries for a specified period from date of the grant of the award (the "Employment Period") as a condition to receiving all or a portion of the Unisource stock subject to the award, or the stock award may (but need not) specify that individual or company performance criteria must be met over a period of time (the "Performance Period") as a condition to receiving such shares. If such an Employment Period or Performance Period is specified, the stock subject to the Employment Period or Performance Period restriction shall not be delivered to the employee unless and until the Employment Period or Performance Period has been completed and any applicable Performance Period criteria have been met. In no event shall the Employment Period or Performance Period exceed ten years.

                    c) Payment Requirement. The award may (but need not) specify that the employee has elected to forgo a specified portion of his or her compensation as a condition to receiving the award.
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        6.      Rights as Shareholder. Unless an Employment Period or
Performance Period is specified, an employee who has received a stock award hereunder shall, upon delivery of the shares subject to such award, generally have all the rights of a shareholder with respect to the Unisource stock subject to the award. If an Employment Period or Performance Period is specified, the employee generally shall not have any rights as a shareholder with respect to the Unisource stock subject to the Employment Period or Performance Period restriction until the Employment Period or Performance Period has been successfully completed and shares have been delivered pursuant to the award.

        7. Adjustment. If the outstanding shares of Unisource common stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary cash dividends) are distributed with respect to such shares of Unisource common stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of Unisource, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin off, split off or other distribution with respect to such shares of common stock, or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, and (ii) the number and kind of shares and other securities subject to an award under the Plan.

        8. Administration. The Plan shall be administered by Unisource's Chief Executive Officer, Chief Operating Officer, and Executive Vice President (the "Committee" or the "Plan Committee"), and any decision made by at least one of them in carrying out, administering or construing the Plan shall be final and binding upon employees and their heirs, successors and legal representatives. Notwithstanding the foregoing, any award proposed to be granted to an Executive Officer must be approved in advance by the Human Resources Committee. The Committee may, in its discretion, appoint a Plan Administrator who shall handle the day-to-day operations of the Plan and who shall perform such other duties and take such other actions as may be delegated to the Plan Administrator by the Committee.

        9. Amendment or Termination. The Plan may be amended, suspended or terminated at any time by action of the Plan Committee, Human Resources Committee or Board of Directors, except only the Human Resources Committee or Board of Directors shall have authority to amend the provisions of the Plan regarding awards to executive officers. No such amendment, suspension or termination shall adversely affect the rights of those employees who have received stock awards under the Plan, except as provided in Paragraph 7.

        10. Termination of Employment. If the employment (with Unisource or a subsidiary) of an employee who has received a stock award subject to an Employment Period terminates due to death, retirement, or total disability (as defined in Unisource's Long Term Disability Plan), the employee (or legal representative or heir) shall generally be entitled to receive all shares of Unisource common stock subject to such stock award regardless of whether the Employment Period has been completed, except as otherwise determined by the Plan Committee. If the employment (with Unisource or a subsidiary) of an employee who has received a stock award subject to a Performance Period terminates due to death, retirement, or disability (as defined in


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Unisource's Long Term Disability Plan), the Plan Committee shall determine, in its sole discretion, whether the employee (or the employee's legal representative or heir) shall be entitled to receive the shares of Unisource common stock subject to such stock award regardless of whether the Performance Period has been completed. If the employment (with Unisource or a subsidiary) of an employee who has received a stock award subject to an Employment Period or Performance Period terminates for any reason other than those set forth above, or if the Performance Period criteria are not met, the employee (or legal representative or heir) will generally forfeit all shares of Unisource common stock which were awarded subject to the Employment Period or Performance Period restriction, unless otherwise determined by the Plan Committee.

     11. No Agreement to Employ. Nothing in the Plan shall be construed to constitute or be evidence of an agreement or understanding, express or implied, on the part of Unisource or its subsidiaries, to employ or retain an employee who has received a stock award for any specific period of time, unless otherwise specified in the individual award.

     12. Withholding. Unisource and its subsidiaries will have the right to require the employee to pay, as a condition to receiving the award, an amount necessary to satisfy withholding requirements for all federal, state and local taxes. In connection with such withholding, Unisource and its subsidiaries may make such arrangements, consistent with the Plan, as they may deem appropriate.